Exhibit 10.1

October 21, 2008

Via E-Mail:

Mr. Joseph E. Kadi

Dear Joe:

I am pleased to offer you the position of Director of Strategic Development based in our Corporate office in Houston located at 2105 City West Boulevard, Suite 500, Houston, Texas 77042. The position will involve operations analysis, strategic review and such other special projects as are assigned by the CEO. The anticipated start date for your position is to be mutually determined, but expected to be on or about November 3, 2008. The company recognizes that you will remain in your current residence until, at the latest, August 2009 but it is expected that you will relocate your residence to Houston on or before that date.

1.	Salary. $ 7125.00 per semi-monthly pay period ($ 171,000 per year).

2.	Bonus. Commencing in 2008, you will be eligible to receive a year-end cash bonus to be determined by the Company.

3.	Stock Options: You will be eligible to receive a grant of 20,000 shares of non-qualified stock options under the Company’s Incentive Plan, with an exercise price equal to the average of the Company’s high and low stock price on that date of grant. These options will have a 10-year life and will vest in one-third increments on the later of each anniversary of your employment date or the move of your residence to Houston, Texas. These options will be scheduled to be granted upon the next meeting of the Compensation Committee of the Company’s Board of Directors.

4.	Benefits. All benefits will be in accordance with Company policies, plans and procedures:

A.	Health insurance under the Company’s health care plan.

B.	Dental insurance under the Company’s health care plan.

C.	Life insurance contingent upon your enrollment in the health insurance benefit program.

D.	Disability insurance under the Company insurance program.

E.	Participation in the Company’s 401 (k) Plan, with the benefit of a Company matching contribution.

F.	Four weeks vacation.

G.	Relocation. You will be entitled to the benefits of the Company’s Relocation policy described below.

•	House hunting trip up to 7 days

•	Moving of household goods

•	Temporary housing for 3 months

•	Furniture storage for up to 3 months.

•	Utility hookups

•	Packing and unpacking of household goods

•	Transportation to new location for personal auto (2 autos maximum) at regular Company mileage allowance

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Omega Protein will provide reimbursement of 50% of any loss on the sale of your residence in Illinois up to a maximum reimbursement of $25,000. Omega Protein will reimburse you for 50% of the difference, up to a $25,000 cap, between the amount of the independently appraised value of your residence in Illinois and the final sale price as stated in the original sales documents under the terms and conditions above. The amount of the reimbursement will be determined using the following documents

1. Independent third party appraisal documents

2. Sale documents upon the sale of your home in Illinois

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Omega will pay realtors fee at the rate of 6%, not to exceed $30,000, on the sale of your home in Illinois. Omega will reimburse closing cost (loan origination fee @1%) not to exceed $6000. Your fully executed HUD forms and mortgage documents from sale and repurchase of the houses will be the basis for determining these reimbursements

5.	Company Vehicle. You will be entitled to the use of a company vehicle in accordance with Company policy.

6.	Drug Test and Background Check. This offer is conditioned on your passing a routine drug test in accordance with Company policy and the Company’s satisfactory review of a background check on you.

7.	Employee Confidentiality, Assignment of Inventions and Non-compete Agreement. Enclosed is a copy of the Omega Protein Employee Confidentiality, Assignment of Inventions and Non-compete Agreement. The offer is also conditional on our mutual execution of this Agreement.

8.	Severance. In the event that the Company terminates your employment other than for cause, the Company will pay you as severance an additional six months of base salary and will provide six months of Company health care benefits for you and your family. This severance will be conditioned on your execution and delivery of the Company’s standard form Release of Claims Agreement.

Any other benefits are covered in the Omega Employee Handbook and/or Administrative Manual and are subject to usual Company policy.

As you know, this letter does not serve as an employment contract. Employment is “at will” and for no fixed duration and may be terminated by either party at any time for any reason.

By executing and returning this letter, you are also confirming that you are not subject to any non-competition agreement, non-solicitation agreement or other restrictive covenant from your current employer or any other party.

If you agree with the terms and conditions of this offer and confirm the above paragraph, I would appreciate your signing the enclosed copy of the letter in the space below and returning it to me by fax at 713-940-6122 and by mail to at the address below.

Sincerely,

Joseph L. von Rosenberg

AGREED and ACCEPTED:

/s/ Joseph E. Kadi	Date: October 21, 2008
Joseph E. Kadi